Exhibit 99.1

LIXTE Receives U.S. Patent Issue Notification for Immune Oncology

Patent Covers Combining LIXTE’s LB-100

with Various Innovative Cancer Immunotherapies

PASADENA, Calif., September 4, 2024 — LIXTE Biotechnology Holdings, Inc. (Nasdaq: LIXT and LIXTW) (“LIXTE” or the “Company”) today announced it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for U.S. Patent application number 16/467,721, titled, “Oxabicycloheptanes for Modulation of Immune Response,” for combining the Company’s LB-100 compound with various innovative cancer immunotherapies.

“The patent award further bolsters LIXTE’s existing intellectual property portfolio and underscores the Company’s commitment to pioneering research and delivering innovative solutions to patients battling cancer,” said Bas van der Baan, LIXTE’s Chief Executive Officer.

LIXTE is developing its first-in-class lead clinical PP2A inhibitor, LB-100, as a potentiator of cancer immunotherapy. The Company is testing LB-100 in combination with immunotherapies in clinical trials at the Netherlands Cancer Institute (NKI) in Amsterdam and at The University of Texas MD Anderson Cancer Center in Houston.

At NKI, LIXTE is providing LB-100, and F. Hoffmann-La Roche Ltd. (“Roche”) is providing atezolizumab (Tecentriq®, a PD-L1 inhibitor) through the imCORE Network as part of a new clinical trial in immune therapy for unresponsive (MSI Low) metastatic colon cancer. The imCORE Network is an academic-industry collaboration that aims to accelerate cancer immunotherapy research through institution-sponsored studies

A second trial underway at MD Anderson is testing the combination of LB-100 and GSK’s dostarlimab-gxly for the treatment of ovarian clear cell carcinoma (OCCC).

The new patent award follows the signing of an exclusive patent license agreement earlier this year between LIXTE and the National Institute of Neurological Disorders and Stroke (NINDS) and National Cancer Institute (NCI), each a component of the National Institute of Health (NIH). The agreement provides LIXTE with an opportunity to explore and develop novel combination therapies that can potentially transform the landscape of cancer treatment.

About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published preclinical data (see www.lixte.com), LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer.

LIXTE’s lead compound, LB-100, is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s new approach is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are currently in progress for colon, ovarian, and sarcoma cancers. Additional information about LIXTE can be found at www.lixte.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities, including the continuing development of proprietary compounds, the planning, funding, coordination and potential results of clinical trials, the patent and legal costs to protect and maintain the Company’s intellectual property worldwide, and the Company’s ability to obtain and maintain compliance with Nasdaq’s continued listing requirements, are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, research results, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about LIXTE, Contact: info@lixte.com
General Phone: (631) 830-7092; Investor Phone: (888) 289-5533

or

PondelWilkinson Inc. Investor Relations pwinvestor@pondel.com
Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962